Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

SORC - Q1 2009 Source Interlink Companies Earnings Conference Call

Event Date/Time: Jun. 05. 2008 / 4:30PM ET

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CORPORATE PARTICIPANTS

Denise Roche

Brainerd Communicators - IR

Mike Duckworth

Source Interlink Companies - Chairman

Marc Fierman

Source Interlink Companies - CFO

CONFERENCE CALL PARTICIPANTS

Brian Joseph

GoldenTree - Analyst

Ben Mackovic

Ravinia Capital - Analyst

Robert Andrade

Ryland Capital Partners - Analyst

Terry Franc

TF Trading & Co. - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to Source Interlink Companies’ fiscal 2009 first quarter earnings teleconference call. (OPERATOR INSTRUCTIONS) Please note that Source Interlink has posted a supporting slide presentation on the Company’s website which is available on the Investor Relations page by selecting Corporate Materials. (OPERATOR INSTRUCTIONS). The conference is being recorded today, Thursday, June 5, 2008.

At this time I will turn the conference over to Denise Roche of Brainerd Communicators to read the forward-looking statements. Please go ahead.

Denise Roche - Brainerd Communicators - IR

I would like to remind you that this conference call and presentation contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, acquisition related cost savings, future business plans, strategies and financial results and growth opportunities.

These forward-looking statements reflect Source Interlink’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statement.

Factors that may cause actual results to differ include adverse trends in advertising spending, interest rate volatility, and the consequences of significantly increased debt obligations, price volatility in fuel, paper and other raw materials used in our businesses, market acceptance of and continuing retail demand for physical copies of magazines, books, DVDs, CDs and other home entertainment products, our ability to realize additional operating efficiencies, cost savings and other benefits from recent acquisitions, evolving markets for entertainment media, the ability to obtain product in sufficient quantities, adverse changes in general, economic or market conditions, the ability to attract and retain employees, intense competition in the marketplace, and other events and other important factors disclosed previously and from time to time in Source Interlink’s filings with the Securities and Exchange Commission, including its amended annual report on Form 10-KA filed with the SEC on May 30, 2008.

The Company presents financial results on a GAAP and non-GAAP basis. The non-GAAP presentation is intended to reflect the manner in which management views the business which, for example, eliminates certain non-cash items such as amortization of intangible assets resulting from acquisitions, non-cash income taxes, as well as certain costs related to consolidating and integrating acquisitions.

For a detailed review of the Company’s quarterly results, as well as a reconciliation of our GAAP and adjusted results, please refer to the press release issued earlier today and the reconciliations posted on the Company’s website at www.SourceInterlink.com.

The Company does not intend and disclaims any duty or re obligations to update or revise any forward-looking statements or industry information set forth in this presentation to reflect new information, future events or otherwise.

With that I will turn the call over to Mr. Duckworth. Please go ahead.

Mike Duckworth  - Source Interlink Companies - Chairman

Good afternoon everyone, and thank you for joining us on our first quarter fiscal 2009 earnings call. We produced another solid quarter, especially in light of the current economic environment. And since we just reported a few weeks ago there’s not a lot of new news today. However, I do want to reinforce that we continue to make very good progress in executing our strategy — our strategic plan across each of our businesses.

I will focus my comments today around that, while giving some context to our financial performance. And then I will ask Marc Fierman to cover the specific numbers, including this quarter’s non-cash charge related to the SIM intangibles. Jim Gillis, Alan Tuchman and Steve Parr, who head our divisions, are also here with me today and available for Q&A at the end of our prepared remarks.

Execution in the face of a tough economy is really the story for this quarter. We continue to gain share, while consolidating operations and reducing costs, particularly in our fulfillment businesses. We also remain focused on the growth in digital, which highlights our strategy of being media neutral to our readers and advertisers.

In the first quarter adjusted revenue was up 29% to $615 million compared to the prior year of $475 million. First quarter adjusted EBITDA of $44.4 million increased 176% year-over-year. The majority of this increase came from our new SIM division, which is in the midst of a challenging advertising cycle, particularly in our dominant category of automotive.

Our Periodical Fulfillment Services division delivered strong results. Performance here was driven by market share growth and the continued benefit of our consolidation and cost reduction efforts. While it is tough out there, we remain confident in our fiscal year guidance we provided on our last call.

Now let me provide more detail on the three major segments, starting with Periodical Fulfillment Services. Revenue in the first quarter increased by 10.2%, primarily due to the Borders exclusive magazine distribution deal. And EBITDA for the division increased 39.6% to $13.2 million.

EBITDA margins improved to 4.9% from 3.9 as we began to see the results from the continued integration of previously acquired assets, and the ongoing rationalization of our infrastructure.

Recent investments in our distribution center, logistics, and in-store personnel have resulted in success at retail, where we are outperforming our competition in both same-store sales and percent of weeklies delivered prior to the weekend at key retailers.

On the cost side, the consolidation of our magazine distribution centers continues. In fiscal 2008 we went from nine distribution centers to seven. In the first quarter we closed our distribution center in Brainerd, Minnesota, bringing our total number of DCs to six. In addition, we’ve recently announced plans to close three additional distribution centers, so that prior to the holiday season we will operate out of only three DCs.

These closures and the associated adjustment of our logistics needs are part of our ongoing effort to lower cost and better serve our customers. We project savings from these consolidations of about $8 million annually.

We are also determined to drive the magazine distribution channel itself to becoming more efficient. Historically the number of copies distributed has been pushed down rather than determined by store level demand. We believe this supply driven model is the single biggest cause of inefficiency, and the primary reason for the unnecessary and duplicative costs associated with what is clearly an antiquated model. We are driving the channel to become more demand driven, as we expect these changes to benefit publishers, wholesalers and retailers alike.

Moving to our DVD/CD Fulfillment business, we continue to benefit from the trend of outsourcing the distribution of our products by retailers, and our continued push to reduce cost. Although net revenue for the quarter was relatively flat, and EBITDA was down approximately $1.3 million compared to the prior year, we continue to gain market share, and we still significantly are outperforming the industry in music.

DVD net revenue declined approximately 6% in the quarter as a result of a onetime inventory return adjustment by one of our customers. We look for DVD sales to improve as the industry coalesces around the Blu-ray standard. And we are encouraged to see that major retailers have announced plans to discount Blu-ray players, as we expect this trend will accelerate demand for high-definition DVDs.

Led by strong Internet sales, first quarter CD revenue increased 2.8% versus the overall industry decline of almost 17%. Internet fulfillment continues to be a growth opportunity for us here. The distribution of our product is moving from the traditional brick and mortar channels to the Internet. As the distributor of DVDs and CDs to almost every major Internet retailer, our market share online continues to grow.

Our e-commerce offerings are expanding, and the net revenue generated from online sales in the first quarter was up 16.4% over the prior year quarter. As an example, we recently announced the addition of Sears, which will be utilizing our proprietary e-commerce engine to offer consumers a catalog of almost 400,000 music and movie titles.

Video game service revenue continues to expand as well, and we are now the fulfillment and service provider for over 7 million units of video games annually.

We recently announced the opening of a new 404,000 square foot distribution center in Shepherdsville, Kentucky. This facility replaces a smaller warehouse there, and will begin processing outbound services this month and returns in October. When fully operational next year, this new distribution center will be capable of processing and shipping nearly 200 million units each year.

Centralizing our facilities in Kentucky is integral to better serving our customers, positioning ourselves to take on new business, and reducing cost. Kentucky is centrally located. UPS’ national air hub is nearby in Louisville. And it is also close to major DVD, CD and video game manufacturers, which allows us a quicker resupply of product.

Source Interlink Media, our publishing division, saw a revenue decline of 7.7%, or $10.3 million, relative to the comparable period last year, and adjusted EBITDA decreased $4.8 million, or 15.6%. The critical driver here is the very challenging advertising environment, particularly in automotive and marine segments. The magazine industry is currently experiencing the softest overall advertising market in more than a decade.

While economic factors create near-term pressure on the segment’s results, SIM remains a fundamentally strong, well-positioned business. And we fully expect improving results once the economic picture brightens and advertising returns to normalized levels.

For the first quarter of fiscal 2009 our circulation revenue declined by $2.3 million or 5.8%, largely attributable to weaker newsstand sales in automotive and in our SOAP category. We continue to exploit opportunities to improve efficiency in the newsstand and expect to reduce draw by 11.6 million copies this year, an increase from our previous estimate of 7.4 million copies.

In advertising, revenue was down $6.3 million or 8.6% versus the same period last year. Keep in mind, however, that SIM is a resilient business, and there are a few factors to consider relative to the current market conditions.

First, while automakers and large general advertisers have reduced marketing budgets near-term, our enthusiast verticals remain better protected relative to the general interest publications. By way of example, PIB reported a first quarter decline of 21.3% in automotive advertising versus the prior year, while SIM’s automotive titles experienced a decline in print advertising of only 5.5% in the same period.

Second, we are experiencing outstanding traction in our digital platform, which posted a 49% increase in online advertising over the same period last year. We increased the number of unique visitors by approximately 23%, and increased the number of page views by 20% over the last 12 months through continued product development and investment.

In the first quarter of 2009 unique visitors were up 27% and page views climbed 24%. Although still representing less than 15% of our total revenue and EBITDA, the growth and earnings outlook in digital remain very compelling.

What this growing base of users is really responding to is the enhanced features and more timely content on our sites. New features include a searchable database of road tests and review from all — reviews from all our titles.

In addition, Motor Trend now provides daily automotive news from around the globe, as reported by our editors, giving our site up-to-minute relevance for users. The ability to provide this functionality is a product of our robust technology platform, which is now in place. Our focus going forward is on ramping the performance of our platform.

Overall, despite a tough ad sales environment, we feel good about SIM’s progress and our outlook for the business, particularly on the digital side.

Let me wrap up my remarks with some comments on our outlook, and then hand the call back to Marc Fierman. As provided in our April conference call, we anticipate year-end revenue of between $2.4 billion and $2.5 billion, and adjusted combined EBITDA of between $190 million and $200 million. We expect our business will generate free cash flow in the range of $30 million to $45 million, despite the higher than normal levels of investment to consolidate our infrastructure. As noted during our 2008 year-end call, we anticipate adjusted EPS in the range of $0.87 to $1.06 for fiscal 2009.

The overall economic outlook is uncertain, and the advertising cycle very difficult. But our strategies remain intact. Our business fundamentals remain strong, and we expect to see improvement once we return to a more normalized economy.

Source is driving change in what historically has been an extremely inefficient business of magazine distribution, and is capitalizing on changes in content, particularly in digital. We look forward to reporting our progress to you throughout the remainder of the year.

With that, I will turn it over to Marc.

Marc Fierman  - Source Interlink Companies - CFO

Good afternoon everyone. I will briefly review our first quarter consolidated operating results for the Company and for our operating segments. I will also comment on certain cash flow and balance sheet items.

As the operator mentioned at the outset of the call, we have also prepared a slide presentation that corresponds with some of our comments that can be accessed on the Investor Relations section of our website.

As a reminder, and as discussed on our last call, the Company is reporting results from four segments — Periodical Fulfillment Services, DVD/CD Fulfillment, Source Interlink Media, also referred to as SIM, and Shared Services. The Periodical Fulfillment Services segment includes the former Magazine Fulfillment and In-Store Service segments.

On a consolidated basis, prior year periods only include Legacy Source, the reporting segments in place prior to the Source Interlink Media acquisition on August 1 of 2007. Please note that our release and slide presentation provides some insight into SIM’s historical revenue and EBITDA as a stand-alone entity for the comparable period.

Consolidated first quarter adjusted revenue increased 29.4% to $615 million, of which $124 million came from the SIM acquisition. Revenue in our two fulfillment businesses increased 4.8% to $498 million. The Periodical Fulfillment segment saw an increase of 10.2% to $270 million, while revenue in our DVD/CD segment declined 1% to $229 million. CD revenue increased approximately 2.8% to $111 million, with DVD revenue declining approximately 6.1% to $112 million compared to the prior year quarter.

Consolidated adjusted EBITDA in the first quarter grew 176% to $44.4 million, of which $25.8 million came from SIM. Q1 adjusted EBITDA for our two fulfillment businesses increased 13.6% to $22.5 million. The Periodical segment increased 43.5% to $13.2 million, and the DVD/CD segment declined 12% to $9.3 million.

On a GAAP basis during the first quarter the Company used $12.4 million of cash in operations, incurred $8.6 million of CapEx, and generated $2.1 million of cash from purchases and receipts of rebate claims, all of which nets the negative cash flow in the quarter of $18.9 million.

Depreciation of property and equipment was $7.8 million in the quarter. And adjusted interest expense, net of interest income, in Q1 was $26.6 million. And excludes approximately $2.3 million of non-cash amortization of bridge loan fees.

Q1 consolidated adjusted income from continuing operations was $9.6 million compared to $5.2 million last year. And first quarter adjusted earnings per share from continuing operations are $0.18 compared to $0.10 last year.

On a GAAP basis the Company reported a loss from continuing operations of $280.8 million, or $5.37 per share. That compares with income of $3.2 million or $0.06 per share in the year ago period. The reported GAAP net loss in the quarter includes the non-cash impairment charge of $270.8 million or $5.18 per share for goodwill and other intangible assets related to the SIM acquisition.

We will be providing a detailed discussion of the process we went through in determining the charge in our Form 10-Q that we expect to file shortly, so I won’t go through the details here. But I can briefly inform you that this is a result of our annual FAS 142 assessment of goodwill and other intangibles, and our conclusion that the net book value of goodwill and intangible assets related to certain reporting units in our SIM business exceeds what we currently estimate is its fair value.

Some of the factors that drove the charge are management’s projections of revenues and profitability of the SIM business units, the effects of the recent credit market changes, the current — the continued economic downturn and the related effects on advertising and consumer discretionary spending.

In management’s view this non-cash charge does not reflect the long-term value of SIM or our long-term outlook for the business. GAAP earnings per share in the quarter excluding the impairment charge would have resulted in a loss of $0.19 per share.

Some balance sheet highlights as of April 30 are as follows — cash on hand, $3.3 million; average cash balance during the quarter, $11.2 million. Our revolving loan facility was undrawn and had approximately $265 million of excess availability. And the average monthly revolver balance during the quarter was $27.8 million. And total debt was $1,370,000,000.

I will now open the call for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Brian Joseph, GoldenTree.

Brian Joseph  - GoldenTree - Analyst

Can you give an update on the status of the synergies?

Mike Duckworth  - Source Interlink Companies - Chairman

Marc, you want to run through that?

Marc Fierman - Source Interlink Companies - CFO

Sure. I will do that. There were two sets of synergies that we have discussed previously on our last call. There was $18 million related to previous magazine acquisitions. And in fiscal year 2008 of the $18 million identified, we had recognized $9 million. We expect to recognize $4 million in the current year and $5 million in fiscal year ‘10.

In regard to the SIM acquisition, where we discussed $18 million of synergies identified on a runrate basis in the first 12 months. In last year, in fiscal year ‘08 on an actual basis we recognized $5 million. We expect on an actual business — on an actual basis this year, fiscal year ‘09, to recognize $14 million. And in fiscal year ‘10, next year, we will have the full $18 million. Currently — at the current time the full $18 million has been identified, but is not on a full runrate basis yet.

Brian Joseph  - GoldenTree - Analyst

That is exactly as it was last quarter, right?

Marc Fierman  - Source Interlink Companies - CFO

Yes, there is no change.

Mike Duckworth  - Source Interlink Companies - Chairman

Right.

Brian Joseph  - GoldenTree - Analyst

And then with regards to working capital, obviously you had some pretty big shifts there. So what is the — what happened in terms of accrued and AP? It looks like they were both down by $20 million?

Marc Fierman  - Source Interlink Companies - CFO

Most of that is really due to the timing of certain payments. In particular, in our CD/DVD business, as you heard earlier, we had a large return of inventory from one of our customers. Those returns had not yet been processed by the end of the quarter, so that will flip into the following quarter. So from our view here, really from a working capital basis it is really a temporary timing difference.

Brian Joseph  - GoldenTree - Analyst

What does the cash balance look like now?

Marc Fierman  - Source Interlink Companies - CFO

I don’t know what it is today. But I think, as Mike said, he reiterated our view on our free cash flow projection for the full year, and I think we’re comfortable with that.

Brian Joseph  - GoldenTree - Analyst

But as of now that shift has not happened yet, or I mean, I guess post quarter has it shifted back?

Marc Fierman  - Source Interlink Companies - CFO

It is beginning to shift. Yes, it is.

Brian Joseph  - GoldenTree - Analyst

Got you. Last time I guess on your full year guidance you gave working capital as flat for the year. Are you still comfortable with that?

Marc Fierman  - Source Interlink Companies - CFO

Yes.

Mike Duckworth  - Source Interlink Companies - Chairman

Yes.

Brian Joseph  - GoldenTree - Analyst

I’m sorry, you said yes?

Marc Fierman  - Source Interlink Companies - CFO

Yes, correct. Affirmative.

Operator

(OPERATOR INSTRUCTIONS). [Ben Mackovic] of Ravinia Capital.

Ben Mackovic  - Ravinia Capital - Analyst

It looks like a nice quarter. The CapEx spend, is that a little heavy? We shouldn’t expect that to be annualized? Do you have guidance for what it is going to be for the whole year?

Mike Duckworth  - Source Interlink Companies - Chairman

It is heavy this year, primarily as a result of the significant investment in consolidating our magazine distribution centers, as well as the new facility on the DVD side. Another good chunk of it is our continued investment in the digital business there, where we’re really growing the platform fairly dramatically.

I would expect that a more normalized level of CapEx would be around the $25ish million number. And on a purely maintenance kind of basis would be around a $15 million, $17 million number.

Ben Mackovic  - Ravinia Capital - Analyst

Can you just repeat the interest expense? Was it 26.6? It looks like there is some fees built in there — the bridge facility? (multiple speakers).

Mike Duckworth  - Source Interlink Companies - Chairman

Yes, there was an initial bridge facility that was paid at closing. That is just really being amortized. It is a non-cash charge that is included in our GAAP interest expense that we don’t count in our adjusted view of interest expense.

Ben Mackovic  - Ravinia Capital - Analyst

Can you go over the debt one more time? You said there was none of the —?

Mike Duckworth  - Source Interlink Companies - Chairman

At the close of the quarter there was no balance outstanding on the revolver. And we have the term loan — which was initially $880 million — it is paid down to a few million dollars. And then we have the bridge outstanding of $465 million. And then we have some assorted mortgages and leases, and that number is $31.6 million.

Ben Mackovic  - Ravinia Capital - Analyst

And this is all floating, right?

Mike Duckworth  - Source Interlink Companies - Chairman

The bridge note is floating to a cap of 11.25, which we would be at by August 1st. The bank debt is a LIBOR spread. We have put an interest cap in place for a couple hundred million dollars. And what is our cap on that rate?

Marc Fierman  - Source Interlink Companies - CFO

3.1.

Mike Duckworth  - Source Interlink Companies - Chairman

Locking LIBOR in at 3.1%.

Ben Mackovic  - Ravinia Capital - Analyst

Great. Again, a nice quarter.

Mike Duckworth  - Source Interlink Companies - Chairman

Thank you. We have about half of our capital — so a little over half of our capital structure is fixed at this point.

Operator

(OPERATOR INSTRUCTIONS). Robert Andrade, [Ryland Capital Partners].

Robert Andrade  - Ryland Capital Partners - Analyst

Two questions. The first one is can you help explain fuel costs and how they impact the business, and how we could plan to mitigate those, assuming that they continue to stay high?

Marc Fierman  - Source Interlink Companies - CFO

Fuel impacts the business in a number of ways. As you know, in our magazine business we have a fleet of our own trucks, as well as a third-party carrier such as UPS. In their CD/DVD business we use UPS for most of our distribution. And we use ground as well as air. So all those different pieces have a different metric as to how fuel prices passed through.

In certain parts of our business we’re able to pass those directly through to our customers. In other parts of the business we have to absorb it and make other changes in order to deal with the reality of the higher fuel prices. There is really not one answer on how we deal with it. We deal with it on a daily basis, like a lot of other companies. And we feel very comfortable that the changes that have occurred will not materially have a negative impact on our business overall for the full year.

Robert Andrade  - Ryland Capital Partners - Analyst

Roughly what percent of our costs could you primarily attribute to fuel on an income statement basis?

Marc Fierman  - Source Interlink Companies - CFO

I would probably say it is probably 2 to 3%, maybe less than that.

Robert Andrade  - Ryland Capital Partners - Analyst

That’s fair enough. Thank you.

Marc Fierman  - Source Interlink Companies - CFO

It is insignificant.

Robert Andrade  - Ryland Capital Partners - Analyst

That gets to the point. Thank you. The second question is on a free cash flow — just so I understand, there was an earlier question — the negative $18.9 million, we shouldn’t think of that with any adjustments or anything of the sort for the quarter.

And then following up to that, so if we have the negative $18.9 million one would assume that Q2 should be I guess abnormally positive, I guess?

Mike Duckworth  - Source Interlink Companies - Chairman

Marc referred to this as timing. One of the big factors was a significant amount of returns from one particular customer. So those returns to us, and the associated accounting entries for them, have happened to us but we haven’t returned those titles back to the ultimate publisher on the other side yet. So that is the timing issue there. As we do that and run that through our system, you’ll see that come back in line.

And then again, as Marc reiterated, as we get through to the end of year we still — I think we will be in a similar place as we provided the guidance for.

Robert Andrade  - Ryland Capital Partners - Analyst

Which is the $30 million to $45 million of free cash flow?

Mike Duckworth  - Source Interlink Companies - Chairman

That’s correct.

Operator

[Terry Franc], [TF Trading & Co].

Terry Franc  - TF Trading & Co. - Analyst

A couple of questions. One, is there still a good demand from our clients to collect and manage rebates and POP allowances, obviously for fees, but manage this whole process for them — for the customer?

Mike Duckworth  - Source Interlink Companies - Chairman

Clearly, it is a very significant part of our business. We have continued to actually pick up share in that business from some of the other folks. It is part of our core strategy in terms of being that total solutions provider for the retailer, by doing — managing the slotting allowances, building the racks, and providing the entire solution. So that is still a very big portion of our business in the magazine segment.

One of the reasons we have begun to not talk about it specifically is because, as you look at the larger entity we are today, it is really not relevant on a company of our size total totally. But it is critical to our magazine distribution segment.

Operator

This concludes today’s question and answer session. I would like to return the meeting back over to Mr. Duckworth.

Mike Duckworth  - Source Interlink Companies - Chairman

Thank you very much for spending time with us. We will look forward to reporting next quarter.

Operator

Thank you. The conference has now ended. Please disconnect your lines at this time. And we thank you for your participation.

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